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                        CONSENT OF GOLDMAN, SACHS & CO.

                                                                    EXHIBIT 99.5

September 27, 2002


Board of Directors
Pharmacia Corporation
100 Route 206 North
Peapack, NJ 07977



Re: Amendment No. 1 to Registration Statement on Form S-4/A of Pfizer Inc. (File No. 333-98105)



Ladies and Gentlemen:


Reference is made to our opinion letter, dated July 13, 2002, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $2.00 per share ("Company Common Stock"), of Pharmacia Corporation (the "Company") of the exchange ratio of 1.40 shares of common stock, par value $0.05 per share, of Pfizer Inc. ("Pfizer") to be received for each share of Company Common Stock pursuant to the Agreement and Plan of Merger, dated as of July 13, 2002, among Pfizer, Pilsner Acquisition Sub Corp. and the Company.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the reference to our opinion under the captions "Summary -- Opinion of Pharmacia's Financial Advisor", "The Proposed Merger -- Background of the Merger", "The Proposed Merger -- Factors Considered by, and Recommendation of, the Board of Directors of Pharmacia", "Opinions of Financial Advisors -- Opinion of Pharmacia's Financial Advisor" and "Annex D -- Opinion of Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ GOLDMAN SACHS & CO.
-----------------------------
(GOLDMAN SACHS & CO.)